Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of August 18, 2011, is entered into by MethylGene Inc., a company organized under the Canada Business Corporations Act, Canada (the “Company”), and Mr. Klaus B. Kepper, residing at 19 Monsadel Street, Kirkland, Quebec, H9J 3J8 (the “Employee”).

The Company desires to continue the employment of the Employee, and the Employee desires to continue to be employed by the Company on and subject to the terms and conditions hereafter set forth.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      Term of Employment.

The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms set forth in this Agreement; this Agreement shall continue for an indefinite term thereafter unless terminated in accordance with this Agreement.

2.                                      Title; Capacity.

During the term hereof, the Employee shall serve as Chief Financial Officer and Vice President, Finance of the Company.  During the term hereof, the Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the President and Chief Executive Officer of the Company and/or the Board of Directors of the Company (the “Board”) consistent with the position.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the President and Chief Executive Officer of the Company or the Board shall from time to time reasonably assign to him.

During the term hereof, the Employee shall, subject to the direction and supervision of the President and Chief Executive Officer of the Company and Board and except as expressly provided otherwise in this paragraph, devote his full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company’s business and interests and to the discharge of his duties and responsibilities hereunder.  He shall not engage in any other business activity, except as may be approved by the President and Chief Executive Officer of the Company in advance.  The foregoing shall not, however, be construed as preventing the Employee from investing in publicly traded or privately held corporations so long as such investment is and remains passive.

The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the company and any changes therein which may be adopted from time to time by the Company as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Company as Chief Financial Officer.

3.                                      Compensation and Benefits.

3.1                               Salary.

The Company shall pay the Employee an annual base salary of two hundred and three thousand eight hundred and fifty dollars ($203,850).  Such annual base salary shall be reviewed by the Board of Directors annually on or about January 1 based on Employment and the local marketplace.

3.2                               Bonus.

At the end of each calendar year during the term hereof, the Employee shall be eligible to receive a cash bonus of up to thirty percent (30%) of the annual base salary paid to the Employee during such year.  The amount of such cash bonus shall depend upon the achievement of the Employee and/or the Company of management objectives to be reasonably established by the Board.  These management objectives shall consist of both financial and business goals and shall be specified in writing by the Board, and a copy shall be given to the Employee prior to the commencement of the applicable year.

3.3                               Fringe Benefits.

The Employee shall be entitled to participate in all benefit and fringe benefit programs afforded by the Company to its executive officers from time to time (such as life insurance, health insurance, dental insurance, short-term and long-term disability insurance) provided that the Employee meets the relevant standards for acceptance established from time to time by the Company and the Company’s insurers.  The Employee shall be entitled to five (5) weeks paid vacation per year, to be taken at reasonable times.  Such vacation time will not accrue from year to year.

3.4                               Reimbursement of Expenses.

The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount payable for such travel, entertainment and other expenses shall be consistent with expense reimbursement policies adopted by the Company as in effect at the time of the incurrence of such expenses by the Employee or may be fixed in advance by the Board.

4.                                     Employment Termination.

Notwithstanding any other provision of this Agreement, the Employee’s employment shall terminate upon the occurrence of any of the following:

4.1                               Good Cause.

At the election of the Company, for good cause, immediately upon written notice by the Company to the Employee.  For purposes of this Section 4, “good cause” for termination shall be deemed to exist solely upon the occurrence of (i) the neglect or failure to conscientiously and diligently carry out his functions; and (ii) any dishonest act which denotes moral turpitude.

4.2                               Death or Disability.

Upon the death or thirty (30) days after disability of the Employee.  As used in this Agreement, the term “disability” shall mean the Employee shall have been unable to perform the services contemplated under this Agreement for a period of ninety (90) days, whether or not consecutive, during any three hundred and sixty (360) day period, due to a physical or mental disability.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided that if the Employee and the Company do not agree on a physician, the Employee and Company shall each select a physician and these two (2) together shall select a third (3rd) physician, whose determination as to disability shall be binding on all parties.

4.3                               Prior Notice Without Cause.

At the election of the Company, without cause, upon thirty (30) days’ prior written notice to the Employee.

5.                                      Effect of Termination.

5.1                               Termination by the Company for Cause or Termination by the Employee Without Cause.

In the event the Employee’s employment is terminated by the Company pursuant to Section 4 or by the Employee pursuant to Section 4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 (including for greater certainty a pro-rata portion of the payments provided for in Section 3) through the last day of his actual employment by the Company.

5.2                               Termination for Death or Disability.

If the Employee’s employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits to which the Employee would otherwise be entitled under Section 3 (including for greater certainty, a pro rata portion of the payments provided for in Section 3) through the last day of his actual employment.

5.3                               Termination Without Cause.

In the event that the Employee’s employment is terminated by the Company pursuant to Section 4.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 (including for greater certainty, a pro-

rata portion of the payments provided for in Section 3.1 and Section 3.3) through the last day of his actual employment.  In addition, the Company shall pay to the Employee an amount equal to twelve (12) months base salary payable to him under Sections 3.1 and 3.3 in a lump sum payment forthwith after such termination.  Furthermore, the Employee agrees to comply with his obligations under Sections 6 and 7 of this Agreement.  The Employee shall be entitled to remain covered by the Company’s health insurance program during the twelve (12) month period following such termination, to the extent permitted under such program.

5.4                               Survival.

The provisions of Sections 3.4, 5, 6 and 7 shall survive the termination of this Agreement.

6.                                      Non-Compete.

(a)                                 During the Employment Period and for a period of one (1) year after the latest date on which the Employee received compensation under this Agreement, the Employee will not directly or indirectly:

(i)                                     as an individual, proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), compete with the Company or its licensees or sub-licensees by engaging in the United States or Canada in the business (the “Restricted Business”) of researching, developing, producing, marketing, or selling products or performing services, relating to the following targets or inhibitors of targets: DNA methyltransferases, beta-lactamases, Histone Deacetylases, signal proteases, Early Response Gene 1, DD peptidases, Ribosomal RNA Methyltransferases or any other research and development activity undertaken by the Company during the Employment Period; or

(ii)                                  recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

(iii)                               solicit, divert or take away, or attempt to divert or to take away, the business or patronage, for products or services competitive with the Restricted Business; or

(b)                                 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable; or

(c)                                  The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee acknowledges and agrees that any breach of this Section will result in substantial and irreparable harm to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Employee agrees, therefore, that, in the event of any breach or threatened breach, the Company shall be entitled to seek to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief without the necessity of proving actual damages.

7.                                      Inventions and Proprietary Information.

7.1                               Inventions.

(a)                                 All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Employee, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement, shall be the sole property of the Company (“Inventions”).  The Employee hereby assigns to the Company all such Inventions and any and all related patents, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications therefor, in the United States, Canada and elsewhere and appoints any officer of the Company as his duly authorized attorney, but without any out-of-pocket expense to the Employee, to execute, file, prosecute and protect the same before any government agency, court or authority.  The Employee agrees to waive, and does hereby waive, all claims to moral rights in all Inventions.  Upon the request of the Company and at the Company’s expense, the Employee shall execute further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.

(b)                                 The Employee shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

7.2                               Proprietary Information.

(a)                                 The Employee acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his employment by the Company he will have access to and contact with Proprietary Information.  The Employee agrees that he will not, during the Employment Period or at any time thereafter, use for his benefit or the benefit or persons other than the Company, any Proprietary Information or any Invention nor disclose any Proprietary Information to others except as may be necessary or appropriate in connection with the business of the Company or as required by law.

(b)                                 For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company from the date of the Company’s incorporation until the last day of the Employee’s actual employment, including without limitation, any Invention, formula, formulation, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware, design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost or employee list that is communicate to, learned of, developed or otherwise acquired by the Employee in the course of his employment by the Company.

(c)                                  The Employee’s obligations under Section 7 shall not apply to any information that (i) is or becomes known to the general public or generally within the industry in which the Company engages or is otherwise in the public domain under circumstances involving no breach by the Employee of the terms of this Section 7, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board or an authorized employee of the Company, (iv) is communicated to the Employee by a third party under no duty of confidentiality to the Company with respect to such information or (v) is required to be disclosed by the Employee to comply with applicable laws, governmental regulations, or court order.

(d)                                 Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.

(e)                                  The Employee represents that the Employee’s employment by the Company and the performance by the Employee of his obligations under this Agreement do not,

and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  Except for the agreements listed in Schedule A (all of which shall be provided to the Company upon request), the Employee represents that he is not bound by any confidentiality agreements towards third parties.  The Employee shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party which are in his possession.

(f)                                   The Employee acknowledges that the Company from time to time may have agreements with other persons, including government agencies, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  If the Employee’s duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Employee agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements.  Furthermore, the Employee undertakes and agree to execute and company with the Company’s Invention, Non-Disclosure and Non-Competition Agreement and to comply with the Company’s policies as established from time to time.

8.                                      Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3)  days after deposit in the mail, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.                                      Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10.                               Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.  The Company agrees that it will consider in good faith any reasonable amendment to this Agreement proposed by the Employee, which is based on written advice to the Employee from the Employee’s legal counsel or accountants, a copy of which has been provided to the Company, and which, without increasing the Company’s obligations hereunder, would make the terms of this Agreement more advantageous to the Employee from a tax perspective.

11.                               Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of Quebec.

12.                               Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided that this Agreement shall be assumed by any company with which or into which the Company may be merged, consolidated or otherwise combined or which may succeed to its assets or business, and provided further, however, that the obligations of the Employee are personal and shall not be assigned by him.

13.                               Miscellaneous.

13.1                        Waiver.

No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2                        Captions.

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3                        Validity.

In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4                        Counterparts.

This Agreement may be executed, in several counterparts,      each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement and the exhibits hereto are drawn up in English at the express wish of the parties; it est de la volonté expresse des parties que le présent contrat et tout document s’y rapportant soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

METHYLGENE INC.

By:	/s/ Charles Grubstajn
Charles Grubsztajn
President and Chief Executive Officer

EMPLOYEE

/s/ Klaus Kepper
Klaus B. Kepper

SCHEDULE A

LIST OF CONFIDENTIALITY AGREEMENTS TO WHICH
THE EMPLOYEE REMAINS BOUND

N/A